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                                                                    EXHIBIT 3.1c
                      CENTERTRUST RETAIL PROPERTIES, INC.
                             ARTICLES OF AMENDMENT
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     CenterTrust Retail Properties, Inc., a Maryland corporation, having its principal office at c/o Prentice-Hall Corporation System Maryland, 1123 Eutaw Street, Baltimore, Maryland 21201 (the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

     FIRST:     The charter of the Corporation as currently in effect,
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consisting of Articles of Amendment and Restatement filed with the Department on
December 9, 1993 and Articles of Amendment filed with the Department on August
6, 1998 (the "Charter"), is hereby further amended by deleting therefrom in its entirety Article I and by substituting in lieu thereof the following new Article
I:

                                   ARTICLE I
                                     NAME

     The name of the Corporation is:  Center Trust, Inc.

     SECOND:    The Charter of the Corporation is hereby further amended by
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deleting therefrom Section 2 of Article VII and by substituting in lieu thereof the following new Section 2 of Article VII:

  Section 2. Restriction on Ownership and Transfer. Provided that nothing contained in these Articles shall preclude the settlement of transactions entered into through the facilities of the NYSE, the following restrictions on ownership and transfer of Common Stock shall apply:

    A. Except as provided in Section 7 of this Article VII, from and after the date of the Initial Public Offering,



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no Person shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Ownership Limit.

   B. Except as provided in Section 7 of this Article VII, from and after the date of the Initial Public Offering, to the extent any Transfer or other event (if effective) would result in any Person Beneficially Owning or Constructively Owning Common Stock in excess of the Ownership Limit, then (i) the Common Stock being Transferred (or in the case of an event other than a Transfer, the Common Stock Constructively Owned or Beneficially Owned) which would otherwise cause such Person to Beneficially Own or Constructively Own Common Stock in excess of the Ownership Limit shall be automatically converted into and exchanged for an equal number of shares of Excess Stock (such conversion shall be effective as of the close of business on the business day prior to the date of such Transfer or other event) and such person shall acquire no rights in such shares of Common Stock; and (ii) shall, if necessary to prevent any Person from Beneficially Owning or Constructively Owning Common Stock in excess of the Ownership Limit (notwithstanding the conversion to and exchange for Excess Stock described in clause (i) of this Section 2.B.), be void ab initio as to the Transfer of such
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shares of Common Stock or other event whereby the intended transferee shall acquire no rights in such shares of Common Stock.

   C. Except as provided in Section 7 of this Article VII, from and after the date of the Initial Public Offering, any Transfer that, if effective, would result in the Common Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab
                                                                         --
initio as to the Transfer of such shares of Common Stock which would be
------
otherwise beneficially owned by the transferee and the intended transferee shall acquire no rights in such shares of Common Stock.

   D. From and after the date of the Initial Public Offering, to the extent any Transfer or other event (if effective) (i) would result in the Corporation being closely held within the meaning of Section 856(h) of the Code, or (ii) would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in
Section 856 (d) (2) (B) of the Code if the income derived by the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the
Code), then (iii) the Common

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     the Common Stock being Transferred (or in the case of an event other than a
     Transfer, the Common Stock Constructively Owned or Beneficially Owned)
     which would otherwise cause a violation of clause (i) or (ii) of this
     Section 2.D. shall be automatically converted into and exchanged for an equal number of shares of Excess Stock (such conversion and exchange shall be effective as of the close of business on the business day prior to the date of such Transfer or other event) and the intended transferee shall acquire no rights in such shares of Common Stock; and (iv) shall, if necessary to prevent a violation of clause (i) or (ii) of this Section 2.D. (notwithstanding the conversion into and exchange for Excess Stock described in clause (iii) of this Section 2.D.), be void ab initio as to
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     the Transfer of such shares of Common Stock or other event which would otherwise cause a violation of clause (i) or (ii) of this Section 2.D. whereby the intended transferee shall acquire no rights in such shares of Common Stock.

          THIRD:  The Charter of the Corporation is hereby further amended by
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deleting therefrom Section 6 of Article VII and by substituting in lieu thereof the following new Section 6 of Article VII:

     Section 6. Other Action by Board. Nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT, provided, however, that nothing in these Articles shall preclude the settlement of transactions entered into through the facilities of the NYSE.

          FOURTH:  The foregoing amendments to the Charter of the Corporation
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were duly advised by the Board of Directors of the Corporation and were approved by the stockholders of the Corporation, all in accordance with applicable sections of the Maryland General Corporation Law and the Charter and Bylaws of the Corporation.


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          FIFTH:  The foregoing amendments do not alter or change the authorized
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capital stock of the Corporation.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary as of the 19th day of July, 1999, and its President acknowledges that these Articles of Amendment are the act and deed of the Corporation and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


ATTEST:                              CenterTrust Retail Properties, Inc.

/s/ Steven M. Jaffe                  By: /s/ Edward D. Fox (SEAL)
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Steven M. Jaffe                          Edward D. Fox
Secretary                                President


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